FOR IMMEDIATE RELEASE

November 2, 2016

For more information contact:

Scott Estes (419) 247-2800

Scott Brinker (419) 247-2800

Welltower Reports Third Quarter 2016 Results

Toledo, Ohio, November 2, 2016…..Welltower Inc. (NYSE:HCN) today announced results for the quarter ended September 30, 2016. For the quarter, we generated net income attributable to common stockholders of $0.93 per share, normalized FFO of $1.16 per share and normalized FAD of $1.04 per share. Third quarter results were positively impacted by strong trailing-four-quarter average total same store NOI growth, net investments of $2.6 billion and average net debt to undepreciated book capitalization ratio of 39%.

Quarterly Highlights

•         Normalized FFO and FAD per share increased by 4% and 5% versus 3Q15, respectively

•         Total portfolio SSNOI grew 2.6% versus 3Q15

•         Same store seniors housing operating occupancy increased 70 basis points to 90.6% with REVPOR growth of 4.0% versus 3Q15

•         Completed $1.4 billion of third quarter gross investments, including the previously announced $1.15 billion premier west coast seniors housing portfolio

Full Year Highlights

•         Increasing SSNOI guidance to 3.0%-3.25% from 2.75%-3.25%

•         Increasing dispositions guidance to $4.1 billion from $1.3 billion for 2016, which now includes $2.2 billion of long-term/post-acute care properties. This strategic portfolio repositioning is expected to drive the following benefits:

o    Significant increase in private pay revenue mix to 92.4% from 89.4%

o    Reduce long-term/post-acute care concentration to 13.5% from 19.9%

o    Improve long-term/post-acute care payment coverage after management fees to 1.45x from 1.34x

o    Further deleverage the balance sheet with undepreciated book capitalization moving to 34.4% from 39.5% and strengthening credit metrics

“Once again, our strong quarterly results reflect Welltower's strategy of owning high quality, modern health care real estate in high barrier to entry markets, our unique relationship model with the leading senior care providers and health systems, and maintaining a low leverage position,” said Tom DeRosa, CEO of Welltower. “As will be announced today, we have taken a major step toward enhancing our ability to drive long term shareholder value by redeploying capital to high quality, private pay senior care and outpatient medical real estate and further improving our balance sheet to REIT industry leading levels. This will solidify Welltower's position as the premier owner of quality health care real estate.”

Dividend Growth As previously announced, the Board of Directors declared a cash dividend for the quarter ended September 30, 2016 of $0.86 per share, as compared to $0.825 per share for the same period in 2015, which represents a 4.2% increase.  On November 21, 2016, we will pay our 182nd consecutive quarterly cash dividend.  The Board of Directors also approved a new 2017 quarterly cash dividend rate of $0.87 per share ($3.48 per share annually), which represents a 1.2% increase, commencing with the February 2017 dividend payment.  The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

Capital Activity  On September 30, 2016, we had $429 million of cash and cash equivalents and $1.7 billion of available borrowing capacity under our primary unsecured credit facility.  During the third quarter, we generated approximately $358 million in proceeds under our ATM and DRIP programs.

Outlook for 2016 Net income attributable to common stockholders has been revised to a range of $3.74 to $3.80 per diluted share from the previous range of $2.74 to $2.84 per diluted share primarily due to the normalizing items described in Exhibit 1, estimated gains on projected dispositions, and estimated debt extinguishments and other costs related to projected uses of disposition proceeds. We are also revising our 2016 normalized FFO and FAD guidance. We expect to report normalized

3Q16 Earnings Release                                                                                                                                                                November 2, 2016

FFO in a range of $4.50 to $4.56 per diluted share compared to the previous range of $4.50 to $4.60 per diluted share, now representing a 3%-4% increase from 2015. The midpoint decrease is primarily due to an increase in projected dispositions. We expect to report normalized FAD in a range of $3.99 to $4.05 per diluted share compared to the previous range of $3.95 to $4.05 per diluted share, now representing a 4%-5% increase from 2015.  The midpoint increase is primarily due to a decrease in projected capital expenditures offset by an increase in projected dispositions. Additionally, in preparing our guidance, we have updated the following assumptions:

•         Same Store NOI: We are increasing 2016 SSNOI guidance and now expect growth of approximately 3.0%-3.25% from the previous range of 2.75%-3.25%.

•         Acquisitions: 2016 earnings guidance now includes acquisitions that have been completed during the first nine months of 2016 and approximately $314 million of additional acquisitions/loans at a yield of 7.2% expected to close during the fourth quarter.

•         Development: We anticipate funding additional development of $156 million in 2016 relating to projects underway on September 30, 2016. This excludes the midtown Manhattan project previously disclosed. We expect development conversions of approximately $179 million during the fourth quarter of 2016. These investments are currently expected to generate yields of approximately 7.6%.

•         Dispositions: We are increasing our dispositions guidance and now anticipate approximately $4.1 billion of disposition proceeds in 2016. This includes $0.8 billion of proceeds completed through September 30, 2016 and $3.3 billion of anticipated proceeds at a yield of 8.0% from other potential loan payoffs and property sales expected in the fourth quarter of 2016. Please refer to our “Welltower Announces Significant Portfolio Repositioning” press release to be issued November 2, 2016 for additional information.

Our guidance does not include any additional investments, dispositions or capital transactions beyond what we have announced, nor any transaction costs, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.  We will provide additional detail regarding our 2016 outlook and assumptions on the third quarter 2016 conference call.

Investment and Disposition Activity  We completed $1.4 billion of pro rata gross investments for the quarter including $1.2 billion in acquisitions/JVs, $110 million in development funding and $119 million in loans.  100% of these investments were completed with existing relationships. Acquisitions/JVs were comprised of four separate transactions at a blended yield of 6.1%. The development fundings are expected to yield 7.7% upon completion and the loans were made at a blended rate of 12.4%. We also placed into service four development projects totaling $56 million at a blended yield of 7.7%. The investments are consistent with our strategy of investing in modern, high quality properties in major metropolitan markets with favorable supply/demand characteristics. Also during the quarter, we completed total dispositions of $489 million consisting of loan payoffs of $60 million at an average yield of 10.8% and property sales of $429 million at a blended yield on proceeds of 8.7%.

Notable Investments with Existing Operating Partners

Senior Resource Group (SRG)/Sunrise Senior Living/Silverado Senior Living As previously disclosed, we expanded our relationships with SRG, Sunrise and Silverado by acquiring a 19-community seniors housing portfolio with a total of 2,590 units concentrated in premier infill locations in Southern and Northern California. The purchase price of $1.15 billion represents a stabilized cap rate in the mid-to-high 6’s. Management was transitioned to: SRG (11 properties), Sunrise (seven properties) and Silverado (one property). Including this acquisition, we have completed $5.3 billion of investments with Sunrise, $1.3 billion of investments with SRG, and $0.4 billion of investments with Silverado.

Legend Senior Living We expanded our relationship with Legend by acquiring two 94-unit, purpose built, private pay seniors housing properties located in Jacksonville, FL. The properties were acquired through our existing 88/12 joint venture with Legend and the purchase price based on a 100% ownership interest was $52 million.  These properties were added to an existing long-term master lease at an initial lease yield of 7.25% and which escalates 3% annually. Legend developed the properties with junior loan financing and we exercised contractual purchase options.  Legend will continue to operate the properties. Since closing our initial $12 million acquisition in 2006, we have completed $346 million of follow-on pro rata investments with Legend.

Notable Development Conversions

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Kelsey-Seybold We completed a 24,302 square foot development of an outpatient medical building that is 100% master leased by Kelsey-Seybold for 15 years and located in Missouri City, TX. Kelsey-Seybold is a leading multi-specialty physician practice with more than 380 physicians and was one of the country’s first accountable care organizations. The investment amount is $9 million and the initial yield on the development is 7.6%. Kelsey-Seybold leases over 1 million square feet of space in Welltower properties.

Avery Healthcare We expanded our relationship with Avery by adding two newly developed properties to the existing master lease. The properties have 149 total units, were purchased for £28 million and are in the London and Birmingham U.K. markets. Welltower provided senior/junior financing for the projects and exercised contractual purchase options. The master lease has a corporate guarantee and expires in 2033. The blended initial lease yield is 7.8% and escalates by 3.0% annually. Since closing our first $204 million acquisition/leaseback in 2013, we have completed $585 million of follow-on pro rata investments with Avery.

Notable Dispositions

Outpatient Medical Portfolio We completed the disposition of seven outpatient medical buildings totaling 366,000 square feet for $80 million, which represents a 7.9% cap rate on in-place NOI. We realized a slight loss on the sale of these non-core assets.

Signature HealthCARE We completed the disposition of 31 long-term/post-acute care facilities operated by Signature for $300 million, which represents a 9.4% cap rate on in-place rent. In addition to the property sales, Signature also repaid our $37 million corporate loan. The sale of the 31 properties represents a $140 million gain and a 13% unlevered IRR. Signature will continue to operate the facilities for the new owner.

Conference Call Information We have scheduled a conference call on Wednesday, November 2, 2016 at 10:00 a.m. Eastern Time to discuss our third quarter 2016 results, industry trends, portfolio performance and outlook for 2016. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through November 16, 2016. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 94724138. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

Supplemental Reporting Measures We believe that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, we consider funds from operations (FFO), funds available for distribution (FAD), same store net operating income (SSNOI), in-place net operating income (IPNOI) and same store revenues per occupied room (SS REVPOR) to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.

Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.   Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1.  FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions.  Normalized FAD represents FAD adjusted for certain items detailed in Exhibit 1. We believe that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as

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compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.

NOI is used to evaluate the operating performance of our properties. We define NOI as total revenues, including tenant reimbursements, less property operating expenses.  Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our seniors housing operating and outpatient medical properties.  These expenses include, but are not limited to, property-related payroll and benefits, property management fees, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance.  General and administrative expenses represent costs unrelated to property operations or transaction costs.  These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets.  In-Place NOI represents NOI excluding interest income, other income and non-cash NOI and adjusted for timing of current quarter portfolio changes such as acquisitions, development conversions, segment transitions, dispositions and investments held for sale.

SSNOI is used to evaluate the cash-based operating performance of our properties under a consistent population which eliminates changes in the composition of our portfolio.  As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods.  Land parcels, loans and sub-leases as well as any properties acquired, developed/redeveloped, transitioned, sold or classified as held for sale during that period are excluded from the same store amounts.  Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure.  None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP.  Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained in the relevant supplement information package. We believe SSNOI provides investors relevant and useful information because it measures the operating performance of our properties at the property level on an unleveraged basis. No reconciliation of the forecasted range for SSNOI on a combined or segment basis for fiscal year 2016 is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.

REVPOR represents the average revenues generated per occupied room per month at our seniors housing operating properties.  It is calculated as total resident fees and services revenues divided by average monthly occupied room days.  SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our seniors housing operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our seniors housing operating portfolio.

Our supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended September 30, 2016, which is available on the company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.

About Welltower Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience.  Welltower™, a real estate investment trust (“REIT”), owns more than 1,400 properties in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.  We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information.  We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such

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disclosures will be included on our website under the heading “Investors”.  Accordingly, investors should monitor such portion of the company’s website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission.  The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.

Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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Welltower Inc.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30,
	2016	2015
Assets
Real estate investments:
Land and land improvements	$2,603,590	$2,241,210
Buildings and improvements	25,671,913	24,273,654
Acquired lease intangibles	1,423,032	1,208,510
Real property held for sale, net of accumulated depreciation	913,157	229,038
Construction in progress	529,471	197,639
	31,141,163	28,150,051
Less accumulated depreciation and intangible amortization	(4,243,038)	(3,553,171)
Net real property owned	26,898,125	24,596,880
Real estate loans receivable	630,020	752,912
Net real estate investments	27,528,145	25,349,792
Other assets:
Investments in unconsolidated entities	479,382	558,354
Goodwill	68,321	68,321
Cash and cash equivalents	428,617	292,042
Restricted cash	83,137	74,758
Straight-line rent receivable	455,774	366,545
Receivables and other assets	812,963	696,212
	2,328,194	2,056,232
Total assets	$29,856,339	$27,406,024

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$1,350,000	$490,000
Senior unsecured notes	8,688,585	7,891,464
Secured debt	3,317,933	2,960,590
Capital lease obligations	74,370	75,379
Accrued expenses and other liabilities	767,683	686,651
Total liabilities	14,198,571	12,104,084
Redeemable noncontrolling interests	393,530	164,765
Equity:
Preferred stock	1,006,250	1,006,250
Common stock	362,703	353,023
Capital in excess of par value	16,983,562	16,381,569
Treasury stock	(52,194)	(44,336)
Cumulative net income	4,454,180	3,576,489
Cumulative dividends	(7,816,492)	(6,537,541)
Accumulated other comprehensive income	(151,184)	(94,359)
Other equity	3,020	3,998
Total Welltower Inc. stockholders’ equity	14,789,845	14,645,093
Noncontrolling interests	474,393	492,082
Total equity	15,264,238	15,137,175
Total liabilities and equity	$29,856,339	$27,406,024

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Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2016	2015	2016	2015
	Revenues:
	Rental income	$421,152	$409,290	$1,259,442	$1,185,502
	Resident fees and service	630,017	545,255	1,847,386	1,573,318
	Interest income	25,080	22,380	74,275	59,950
	Other income	2,884	2,072	21,735	11,572
	Gross revenues	1,079,133	978,997	3,202,838	2,830,342

	Expenses:
	Interest expense	129,699	121,130	394,985	361,071
	Property operating expenses	473,680	408,703	1,382,148	1,183,519
	Depreciation and amortization	218,061	205,799	673,326	603,431
	General and administrative expenses	36,828	36,950	122,434	110,562
	Transaction costs	19,842	9,333	33,207	70,379
	Loss (gain) on derivatives, net	(2,516)	-	(2,516)	(58,427)
	Loss (gain) on extinguishment of debt, net	-	584	9	34,872
	Impairment of assets	9,705	-	24,019	2,220
	Other expenses	-	-	3,161	10,583
	Total expenses	885,299	782,499	2,630,773	2,318,210

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	193,834	196,498	572,065	512,132
	Income tax (expense) benefit	305	3,344	2,543	(3,769)
	Income (loss) from unconsolidated entities	(1,749)	(2,631)	(7,528)	(18,231)
	Income (loss) from continuing operations	192,390	197,211	567,080	490,132
	Gain (loss) on real estate dispositions, net	162,351	2,046	163,881	249,002
	Net income (loss)	354,741	199,257	730,961	739,134
Less:	Preferred dividends	16,352	16,352	49,055	49,055
	Net income (loss) attributable to noncontrolling interests	3,479	862	2,553	4,666
	Net income (loss) attributable to common stockholders	$334,910	$182,043	$679,353	$685,413

	Average number of common shares outstanding:
	Basic	358,932	351,765	356,911	346,425
	Diluted	361,237	353,107	358,752	347,547

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.93	$0.52	$1.90	$1.98
	Diluted	$0.93	$0.52	$1.89	$1.97

	Common dividends per share	$0.86	$0.825	$2.58	$2.475

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Normalizing Items				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Transaction costs	$19,842 (1)	$9,333	$33,207	$70,379
Loss (gain) on derivatives, net	(2,516)(2)	-	(2,516)	(58,427)
Loss (gain) on extinguishment of debt, net	-	584	9	34,872
Nonrecurring income tax benefits	-	(5,430)	-	(5,430)
Other expenses	-	-	3,161	11,278
Additional other income	-	-	(11,811)	(2,144)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	1,575 (3)	(312)	4,014	2,173
Net normalizing items	$18,901	$4,175	$26,064	$52,701

Average diluted common shares outstanding	361,237	353,107	358,752	347,547
Net normalizing items per diluted share	$0.05	$0.01	$0.07	$0.15

Notes:	(1) Primarily related to costs incurred with seniors housing transactions.
	(2) Primarily related to settlement of forward exchange contracts.
	(3) Primarily related to transaction costs.

FAD Reconciliation				Exhibit 2
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (loss) attributable to common stockholders	$334,910	$182,043	$679,353	$685,413
Depreciation and amortization	218,061	205,799	673,326	603,431
Losses/impairments (gains) on properties, net	(152,645)	(2,046)	(139,862)	(246,782)
Noncontrolling interests(1)	(13,396)	(11,515)	(47,589)	(27,301)
Unconsolidated entities(2)	16,692	16,769	48,664	59,513
Gross straight-line rental income	(27,538)	(32,164)	(85,322)	(91,890)
Amortization related to above (below) market leases, net	31	1,992	362	2,863
Non-cash interest expense	543	3,791	1,465	(291)
Cap-ex, tenant improvements, lease commissions	(19,701)	(18,865)	(48,055)	(44,465)
Funds available for distribution	356,957	345,804	1,082,342	940,491
Normalizing items, net(3)	18,901	4,175	26,064	52,701
Funds available for distribution - normalized	$375,858	$349,979	$1,108,406	$993,192

Average diluted common shares outstanding	361,237	353,107	358,752	347,547

Per share data:
Net income (loss) attributable to common stockholders	$0.93	$0.52	$1.89	$1.97
Funds available for distribution	$0.99	$0.98	$3.02	$2.71
Funds available for distribution - normalized	$1.04	$0.99	$3.09	$2.86

Normalized FAD Payout Ratio:
Dividends per common share	$0.86	$0.825	$2.58	$2.475
FAD per diluted share - normalized	$1.04	$0.99	$3.09	$2.86
Normalized FAD payout ratio	83%	83%	83%	87%

Notes:	(1) Represents noncontrolling interests' share of net FAD adjustments.
	(2) Represents Welltower's share of net FAD adjustments from unconsolidated entities.
	(3) See Exhibit 1.

3Q16 Earnings Release                                                                                                                                                                November 2, 2016

FFO Reconciliation				Exhibit 3
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (loss) attributable to common stockholders	$334,910	$182,043	$679,353	$685,413
Depreciation and amortization	218,061	205,799	673,326	603,431
Losses/impairments (gains) on properties, net	(152,645)	(2,046)	(139,862)	(246,782)
Noncontrolling interests(1)	(15,695)	(11,647)	(53,630)	(29,363)
Unconsolidated entities(2)	17,240	18,146	50,921	64,433
Funds from operations - NAREIT	401,871	392,295	1,210,108	1,077,132
Normalizing items, net(3)	18,901	4,175	26,064	52,701
Funds from operations - normalized	$420,772	$396,470	$1,236,172	$1,129,833

Average diluted common shares outstanding	361,237	353,107	358,752	347,547

Per share data:
Net income (loss) attributable to common stockholders	$0.93	$0.52	$1.89	$1.97
Funds from operations - NAREIT	$1.11	$1.11	$3.37	$3.10
Funds from operations - normalized	$1.16	$1.12	$3.45	$3.25

Normalized FFO Payout Ratio:
Dividends per common share	$0.86	$0.825	$2.58	$2.475
FFO per diluted share - normalized	$1.16	$1.12	$3.45	$3.25
Normalized FFO payout ratio	74%	74%	75%	76%

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
	(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 1.

Outlook Reconciliations: Year Ended December 31, 2016			Exhibit 4
(dollars per fully diluted share)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$2.74	$2.84	$3.74	$3.80
Losses/impairments (gains) on sales, net(1,2)	(0.68)	(0.68)	(1.85)	(1.85)
Depreciation and amortization(1)	2.42	2.42	2.42	2.42
Funds from operations - NAREIT	4.48	4.58	4.31	4.37
Normalizing items, net(3)	0.02	0.02	0.19	0.19
Funds from operations - normalized	$4.50	$4.60	$4.50	$4.56

FAD Reconciliation:
Net income attributable to common stockholders	$2.74	$2.84	$3.74	$3.80
Losses/impairments (gains) on sales, net(1,2)	(0.68)	(0.68)	(1.85)	(1.85)
Depreciation and amortization(1)	2.42	2.42	2.42	2.42
FAD-only adjustments(1,4)	(0.55)	(0.55)	(0.51)	(0.51)
Funds available for distribution	3.93	4.03	3.80	3.86
Normalizing items, net(3)	0.02	0.02	0.19	0.19
Funds available for distribution - normalized	$3.95	$4.05	$3.99	$4.05

Notes:	(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
	(2) Includes estimated gains on expected dispositions.
	(3) Includes actual year-to-date normalizers per Exhibit 1 and additional possible estimated debt extinguishments and other costs.
	(4) Includes straight-line rent, above/below amortization, non-cash interest and cap-ex, tenant improvements and lease commissions.

3Q16 Earnings Release                                                                                                                                                                November 2, 2016

SSNOI Reconciliation			Exhibit 5
(In thousands. NOI amounts at Welltower pro rata ownership.)	Three Months Ended
	September 30,
	2016	2015
Consolidated total revenues	$1,079,133	$978,997
Consolidated property operating expenses	473,680	408,703
Consolidated net operating income	605,453	570,294
Pro rata adjustments(1)	(9,945)	(3,605)
Pro rata net operating income (NOI)	$595,508	$566,689
Non-cash NOI attributable to same store properties	(21,311)	(25,092)
NOI attributable to non same store properties	(96,841)	(70,317)
Adjustments(2)	5,155	(853)
Same store NOI (SSNOI)	$482,511	$470,427
			% growth
Seniors housing triple-net	$121,811	$118,769	2.6%
Long-term/post-acute care	98,116	94,892	3.4%
Seniors housing operating	180,172	176,375	2.2%
Outpatient medical	82,412	80,391	2.5%
Total SSNOI	$482,511	$470,427	2.6%

Notes:	(1) Represents NOI amounts attributable to joint venture partners, both majority and minority.

(2) Includes adjustments to reflect consistent ownership percentages and foreign currency exchange rates for properties in the UK and Canada as well as other adjustments described in the accompanying Supplement.

REVPOR Reconciliation			Exhibit 6
(dollars in thousands, except REVPOR)	Three Months Ended
	September 30,
	2016	2015
Consolidated seniors housing operating (SHO) revenues(1)	$631,787	$547,081
Pro rata adjustments(2)	(16,786)	178
SHO pro rata revenues(3)	615,001	547,259
Adjustments(4)	(57,459)	(15,162)
SHO same store revenues(5)	$557,542	$532,097
Avg. occupied rooms/month(6)	31,381	31,152
SHO same store REVPOR(7)	$5,874	$5,647
SHO same store REVPOR growth	4.0%

Notes:	(1) Represents total consolidated revenues per U.S. GAAP which agree to the relevant 10-Q.
	(2) Represents amounts attributable to joint venture partners, both majority and minority.
	(3) Represents total SHO revenues at Welltower pro rata ownership.

(4) Represents revenues from non same store properties, non-cash revenues from same store properties, currency and ownership adjustments and other normalizing adjustments described in the accompanying Supplement.

	(5) Represents same store SHO revenues at Welltower pro rata ownership.
	(6) Represents average occupied rooms for same store properties on a pro rata basis.
	(7) Represents pro rata same store average revenues per occupied room per month.

3Q16 Earnings Release                                                                                                                                                                November 2, 2016

Pro Forma IPNOI Reconciliation			Exhibit 7
(In thousands at Welltower pro rata ownership.)	Three Months Ended
	September 30, 2016	Adjustments(1)	Pro Forma
Long-term/post-acute care (LT/PAC)	$417,792	$(155,431)	$262,361
All other	1,682,884	(1,548)	1,681,336
Total annualized IPNOI	$2,100,676	$(156,979)	$1,943,697
Current quarterly IPNOI	525,169
IPNOI adjustments(2)	70,339
Pro rata NOI(3)	$595,508

LT/PAC % of annualized IPNOI	19.9%		13.5%

Notes:

(1) Represents adjustments to reflect estimated 4Q16 dispositions and acquisitions. Please refer to "Welltower Announces Significant Portfolio Repositioning" press release dated November 2, 2016 for additional information.

(2) Includes interest income, other income, non-cash NOI, NOI for assets sold/held for sale and timing adjustments related to current quarter acquisitions, development conversions and segment transitions.

	(3) See Exhibit 5 for reconciliation to consolidated NOI.